Exhibit 5.1

July 22, 2022

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Re:	Registration Statement on Form S-3 Filed by Calyxt, Inc.

Ladies and Gentlemen:

We have acted as counsel for Calxyt, Inc., a Delaware corporation (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of up to 7,760,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon exercise of outstanding warrants (the “Warrants”) to purchase the Shares, as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued upon exercise of the Warrants pursuant to the terms of the Warrants against payment of the exercise price therefor as provided in the Warrants, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Shares thereunder), (ii) the resolutions of the Board of Directors authorizing the Company to issue, offer and sell the Shares will be in full force and effect at all times at which the Shares are offered or sold by the Company and (iii) the Shares will be issued in compliance with applicable federal and state securities laws.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Calyxt, Inc

July 22, 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day